UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) – December 13, 2010
FIRST HORIZON NATIONAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

TENNESSEE	001-15185	62-0803242
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

165 MADISON AVENUE
MEMPHIS, TENNESSEE	38103
(Address of Principal Executive Office)	(Zip Code)
Registrant’s telephone number, including area code – (901) 523-4444
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Page
Item 7.01 Regulation FD Disclosure	2

Item 8.01 Other Events
1. Changes to Common Stock Dividend Policy	2
2. Changes to Segment Presentation	2
3. Income Statement Reclassification	5
4. Other Selected Disclosures	5
5. Stock Dividends	11
6. Disclosure revisions to Note 22 — Fair Value of Assets & Liabilities — Level 3 Rollforward	11
7. Selected Information from December 2010 Investor Presentation	12

Item 9.01 Financial Statements and Exhibits	13

Signatures	14

EXHIBITS	15

EX-99.1 Selected Slides from December 2010 Investor Presentation

EX-99.2
(a) Audited Consolidated Statements of Condition at December 31, 2009 and 2008,
(b) Audited Consolidated Statements of Income for the years ended December 31, 2009, 2008 and 2007,
(c) Audited Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2009, 2008 and 2007,
(d) Audited Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007, and
(e) Notes

EX-99.3 Reports of Independent Registered Public Accounting Firm

EX-99.4 Consent of Independent Registered Public Accounting Firm

Item 7.01 Regulation FD Disclosure.
Furnished as Exhibit 99.1 is a copy of selected slides from an Investor Slide Presentation which are scheduled to be released by First Horizon National Corporation (“FHN”) in December 2010.
Item 8.01 Other Events
1. Changes to Common Stock Dividend Policy
Since 2008 the policy of the Board of Directors of FHN has been to declare quarterly dividends on outstanding shares of common stock paid in the form of additional common shares. On November 29, 2010, FHN’s Board amended its dividend policy so that in the future dividends declared on common stock will be paid in cash. The amendment is conditioned upon FHN’s ability to repurchase FHN’s Fixed Rate Cumulative Perpetual Preferred Stock, Series CPP, that currently are outstanding and held by the U.S. Department of the Treasury.
No cash dividend has been declared, and the Board has no obligation to declare any dividend at any time. Management of FHN currently anticipates that a quarterly cash dividend of one cent per share may be recommended starting in 2011. Actual recommendations and any future actions by the Board will depend upon a number of factors including, among others, earnings levels, capital needs, availability of funds, and applicable regulatory guidance. The payment of any cash dividend will depend upon FHN obtaining approval of the U.S. Department of the Treasury to repurchase FHN’s outstanding shares of Fixed Rate Cumulative Preferred Stock, Series CPP.
2. Changes to Segment Presentation
In first quarter 2010, FHN revised its operating segments to better align with its strategic direction, representing a focus on its regional banking franchise and capital markets business. Key changes include the addition of the non-strategic segment that combines the former mortgage banking and national specialty lending segments, the movement of correspondent banking from capital markets to regional banking, and the shift of first lien mortgage production in the Tennessee footprint to the regional banking segment. Exited businesses were moved to the new non-strategic segment.
Consistent with the treatment of exited operations and product lines, FHN has also revised its presentation of historical charges incurred related to its restructuring, repositioning, and efficiency initiatives. Past charges that resulted from the reduction of national operations and termination of product and service offerings have been included within the non-strategic segment. Additionally, past charges affecting multiple segments and initiatives that occurred within regional banking and capital markets have been included in the corporate segment to reflect the corporate-driven emphasis on execution of the repositioning efforts. These segment changes did not have any effect on FHN’s consolidated results. See Exhibit 99.2 for audited consolidated financial statements reflecting this change in segment.
A revised Business Line Review Section of MD&A from FHN’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”), which are included below, reflect the changes to FHN’s operating segments. Other than described in this section 2, section 3, section 5, and section 6 of this Item 8.01 below, no other changes have been made to the 2009 Form 10-K.
BUSINESS LINE REVIEW
Regional Banking
The regional banking segment had a pre-tax loss of $95.1 million in 2009 compared to a pre-tax loss of $87.7 million in 2008. Total revenues decreased 1 percent, or $6.3 million, to $890.2 million in 2009. The provision for loan losses decreased to $306.2 million in 2009 from $385.6 million in 2008. The decrease in provision reflects grade stabilization in the Commercial portfolio during 2009 and an overall period-end decline in commercial loan balances from 2008.

Net interest income declined slightly to $558.3 million in 2009 from $560.3 million in 2008. The decrease in net interest income was primarily attributable to a declining loan demand, the effects of the historically low interest rate environment, and increased competition for deposits. This decrease was partially offset by improved commercial loan pricing. Net interest margin in regional banking was 4.71 percent in 2009 compared to 4.53 percent in 2008. The increase in margin was driven by improved loan pricing and a decline in average earning assets.
Noninterest income declined 1 percent, or $4.3 million, in 2009 to $331.8 million. Deposit transactions and cash management fees were down $15.5 million from 2008 due to lower retail non-sufficient fund (“NSF”) fees in 2009. The trend in consumer NSF fees is largely due to an overall decrease in retail transaction volumes from 2008. An increase in mortgage banking income more than offset this decline as FHN benefited from elevated refinance activity from customers in the Tennessee footprint. Trust revenues declined by $4.4 million from 2008 as the value of assets under management decreased consistent with overall market declines that occurred in the first half of 2009. Insurance commissions were down $1.9 million to $20.6 million from 2008 due to a soft market and reduced insurance product offerings. All other miscellaneous income declined to $63.4 million from $69.3 million in 2008 primarily driven by decreases in annuity income and mutual fund sales.
Noninterest expense increased to $679.1 million in 2009 compared to $598.5 million in 2008. The year-over-year increase is attributable to several factors including the challenging operating environment, credit-related costs, and losses on foreclosed properties. Additionally, the regional bank recognized higher Federal Deposit Insurance Corporation (FDIC) deposit premiums in 2009 compared with 2008 which was partially driven by the second quarter FDIC special assessment. Lastly, technology costs and credit losses on customer derivatives increased during 2009.
Capital Markets
Pre-tax income increased from $191.1 million in 2008 to $261.6 million in 2009. Total revenues were $647.8 million in 2009 compared to $534.1 million in 2008.
Revenue from fixed income sales increased to $598.6 million in 2009 from $493.8 million in 2008 reflecting favorable market conditions, particularly in the first half of 2009, combined with Capital Markets’ extensive distribution network. Average daily revenue was $2.4 million during 2009 compared with $2.0 million in 2008. Revenues from other products, including fee income from activities such as loan sales, portfolio advisory, and derivative sales, increased to $34.3 million in 2009 from $27.5 million in 2008.
Noninterest expense increased 13 percent, or $43.3 million, to $386.3 million in 2009 primarily due to increased variable personnel costs related to higher fixed income production in 2009. While legal and professional fees and operations services costs increased from 2008, generally, all other expense categories were either flat or slightly lower compared with 2008.
Non-Strategic
In third quarter 2008, FHN completed the sale of its mortgage servicing operations, origination offices outside of Tennessee and surrounding markets, and servicing on mortgage loans with an outstanding principal balance of $19.1 billion. As a result of this transaction, components of origination activity and operating expenses for 2009 are significantly lower when compared to 2008.
The pre-tax loss was $566.8 million in 2009 compared to a pre-tax loss of $513.2 million in 2008. Total revenues declined by $411.2 million to $419.4 million in 2009. Net interest income decreased to $176.8 million in 2009 from $320.3 million in 2008 primarily due to a considerably smaller mortgage warehouse and custodial balances following the third quarter 2008 divestiture. Additionally, the decline was also significantly impacted by the continued wind-down of construction loans and home equity lines of credit (HELOCs) originated through the national channel and reduction in mortgage trading securities. The net interest margin declined 48 basis points to 2.05 percent primarily due to the changing balance sheet mix of the wind-down businesses.
Provision expense decreased to $573.8 million in 2009 from $694.4 million in 2008 primarily due to an 18 percent decrease in the average balance of the loan portfolio between 2008 and 2009. Despite the $120.5 million decline in provision expense, the non-strategic loan portfolio continued to deteriorate from stressed economic conditions.
During 2009, noninterest income consists primarily of fees from mortgage servicing, changes in the fair value of servicing assets net of hedge gains or losses, and fair value adjustments to the remaining mortgage warehouse. In periods prior to the divestiture, mortgage banking fee income also reflected origination income through national channels and sales of mortgage loans into the secondary market. Noninterest income decreased to $242.6 million in 2009 compared to $510.2 million in 2008 primarily due to a $207.7 million decline in origination income and $85.2 million decline in servicing income.
In 2009, origination income was $1.3 million compared with $209.1 million in 2008 reflecting the 2008 divestiture. Additionally, 2009 included $6.4 million of negative fair value adjustments to the remaining mortgage warehouse. Origination income in 2008 was driven by considerably higher volumes given the national distribution channel and delivery of $19.9 billion of mortgage loans into the secondary market. Also in 2008, FHN recognized a $15.5 million negative adjustment to gain on sale as a result of revised cash flow expectations for mortgage origination activity. This revision of cash flow expectations resulted in the recognition of a liability for future payments of lender-paid private mortgage insurance associated with loans previously sold. In fourth quarter 2008, FHN contracted with a third party insurer to eliminate its liability related to lender-paid mortgage insurance for the applicable loans.
Net servicing income declined $85.2 million to $207.0 million in 2009 reflecting a substantial decline in the unpaid principal balance (“UPB”) of the servicing portfolio and less favorable net hedging gains recognized in 2009. The average UPB of mortgage loan servicing portfolio declined to $45 billion at the end of 2009 from $86 billion during 2008. FHN sold servicing rights on approximately $13 billion in UPB during 2009 and executed various MSR sales in 2008, including $19.1 billion sold in third quarter 2008 in conjunction with the sale of certain mortgage banking operations. The contracting servicing portfolio resulted in a $112.2 million decline in servicing fees to $120.4 million in 2009. A slowdown in runoff of the servicing portfolio positively affected servicing income in 2009 by $45.5 million which was somewhat mitigated by an $18.6 million decline in positive net hedging results. In 2008, other mortgage banking income was negatively impacted by a $6.5 million charge for minimum fee guarantees on prior servicing sales as the acquirer of certain servicing rights was experiencing net servicing fees below a specified threshold on loans having a UPB of approximately $420 million due to the incurrence of higher-than-expected servicing-related costs. Upon identification of this issue, FHN contracted with a third party to mitigate its liability for this issue.
Noninterest income was favorably affected in 2009 by positive fair value adjustments to the mortgage servicing rights (MSR) and other retained interests from the securitization of consumer lending junior lien mortgage loans. In 2009, FHN recognized $9.2 million of losses related to the divestitures of the Atlanta insurance business and Louisville remittance processing. In 2008, FHN incurred losses of $19.0 million on the divestitures of the national mortgage banking business and First Horizon Bank branches (branches outside the Tennessee footprint). Noninterest income in 2008 was negatively affected by a $36.2 million LOCOM adjustment taken on the trust preferred loan portfolio.
Noninterest expense was $412.4 million in 2009 compared to $649.4 million in 2008. Generally, all categories of noninterest expense declined from prior year due to the 2008 divestiture with the exception of increases in the repurchase and foreclosure provision, foreclosure losses, reinsurance losses, and contract employment costs. During 2009, charges related to repurchase obligations were $147.8 million compared to $29.5 million in 2008. A majority of this increase relates to obligations to repurchase loans sold through the legacy mortgage banking business where FHN allegedly breached certain contractual representations and warranties. Foreclosure losses increased $30.1 million during 2009 to $44.7 million primarily due to negative fair value adjustments associated with elevated number of foreclosed assets. Charges to increase reinsurance reserves due to increased estimated defaults on insured mortgages were $25.6 million in 2009 compared to $16.5 million in the prior year. Contract employment expenses increased $4.0 million during 2009 as FHN incurred costs to facilitate the transition of operational functions after the 2008 divestiture. Expenses related to restructuring, repositioning, and efficiency initiatives declined $42.3 million from 2008.
Corporate
The Corporate segment’s pre-tax loss was $20.2 million in 2009 compared to pre-tax income of $80.9 million in 2008. Net interest income was $26.4 million in 2009 compared to $1.7 million in 2008 primarily due to reduced utilization of higher-cost wholesale funding. Noninterest income was $47.5 million in 2009 compared to $100.7 million in 2008 reflecting a $30.6 million increase in deferred compensation income (offset by an increase in deferred compensation expense). Gains from the repurchase of bank debt decreased $17.4 million from 2008 to $16.4 million in 2009. Additionally, a lower earnings rate on bank-owned life insurance negatively affected noninterest income by $5.4 million. The redemption of Visa Inc.’s shares in conjunction with its initial public offering resulted in a securities gain of $66.1 million in 2008.
Noninterest expense increased to $94.1 million in 2009 from $21.5 million in 2008. The increase is primarily attributable to the effect of reversing $30.0 million of the contingent liability for certain Visa legal matters in 2008 compared with a $7.0 million reversal in 2009; an increase in deferred compensation expense (partially offset by a corresponding increase in deferred compensation income); and an increase in the amount of restructuring, repositioning, and efficiency initiatives recognized within noninterest expense during 2009.
3. Income Statement Reclassification
FHN historically presented charges related to repurchase obligations for junior lien consumer mortgage loan sales in noninterest income while similar charges arising from first lien mortgage originations and sales through the legacy national mortgage banking business were reflected in noninterest expense. In order to present such charges consistently, FHN determined that charges relating to repurchase obligations should be reflected in noninterest expense in the line item called Repurchase and foreclosure provision on the Consolidated Statements of Income. Consequently, FHN retroactively applied this change which resulted in a reclassification of charges related to junior lien mortgage loan sales from noninterest income into noninterest expense. This reclassification did not impact FHN’s net income and all effects are included in the non-strategic segment. See Exhibit 99.2 for revised audited consolidated financial statements reflecting this change.
4. Other Selected Disclosures
The following supplemental disclosures are provided.
Retail Real Estate Loans
A significant component of FHN’s loan portfolio consists of retail real estate loans — a majority of which are home equity lines of credit and home equity installment loans. Typical home equity lines originated by FHN are variable rate 5/15 or 10/10 lines. In a 5/15 line, a borrower may draw on the loan for 5 years and pay interest only during that period (“the draw period”), and for the next 15 years the customer pays principal and interest and may no longer draw on that line. A 10/10 loan has a 10 year draw period followed by a 10-year principal-and-interest period. Therefore, the contractual maturity for 5/15 and 10/10 home equity lines is 20 years. Numerous factors can contribute to the actual life of a home equity line or installment loan as the prepayment rates for these portfolios typically do not trend consistent with contractual maturities. In normalized market conditions, the average life of home equity line and installment portfolios is significantly less than the contractual period with historical trends indicating an average life approximating 60 months. Recently, indicators suggest that the average life of these portfolios could be longer when compared to that observed in normalized market conditions. This could be attributed to the limited availability of new credit in the marketplace, poor performance of the housing market, and a historically low interest rate environment. However, the actual average life of home equity lines and loans is difficult to predict and changes in any of these factors could result in changes in projections of average lives.
The remaining retail real estate loans consist primarily of permanent mortgages that were originated through the legacy national mortgage origination platform. While most first liens originated through this channel were subsequently sold, the remaining balances consist of loans that were unable to be delivered to the secondary market and one-time close (“OTC”) loans that modified into permanent mortgages. Currently, FHN is only originating first lien permanent mortgages through its regional banking channel in and around the Tennessee footprint. Generally, such loans are classified as held for sale and sold with servicing released within 30 days of closing.
The following table provides statistics of the Consumer Real Estate portfolio (home equity line and installment loans) as of September 30, 2010:
Consumer Real Estate Portfolio (a)

					% Originated
	% of Outstanding	Orig	Orig	Refreshed	Through Broker		% First
Vintage	Balance	CLTV (b)	FICO (b)	FICO (b)(c)	Channel (d)	% TN	Liens

pre-2003	5%	76%	718	719	15%	48%	35%
2003	9%	75%	730	733	15%	34%	41%
2004	13%	79%	727	723	27%	23%	27%
2005	20%	80%	731	720	19%	19%	17%
2006	16%	77%	735	721	6%	25%	18%
2007	19%	79%	740	726	15%	27%	19%
2008	9%	75%	749	745	7%	74%	54%
2009	5%	72%	755	758	—	88%	60%
2010	4%	77%	754	750	—	91%	68%

Total	100%	78%	736	728	14%	36%	29%

(a)	Statistics include $735.8 million of restricted real estate loans.

(b)	Determined based on weighted average. CLTV is combined loan to value.

(c)	Portfolio FICO (Fair Isaac Corporation) scores refreshed during current quarterly reporting period.

(d)	Correspondent and Wholesale.

The following table reflects originations of consumer real estate loans from 2005 through 2009:
Origination Detail — Consumer Real Estate

(Dollars in thousands)	2009	2008	2007	2006	2005

First lien — originations
Full documentation	$1,278,570	$16,417,603	$21,784,104	$17,201,118	$23,284,147
Non full documentation	—	1,117,882	5,342,538	8,159,785	9,543,747
Payment choice (option ARM) (a)	—	—	63,270	774,044	1,100,583
Sub-prime	—	—	186,259	933,867	1,659,489

Total first lien — originations (b)	$1,278,570	$17,535,485	$27,376,171	$27,068,814	$35,587,966

Second lien — originations
Full documentation	$171,715	$337,301	$1,182,359	$1,628,662	$1,411,732
Non full documentation	7,907	33,513	434,580	780,699	571,982
Sub-prime	—	—	389,902	752,262	688,013

Total second liens — originations (b)	$179,622	$370,814	$2,006,841	$3,161,623	$2,671,727

HELOC — originations
Full documentation	$360,880	$488,441	$956,894	$1,625,553	$3,873,071
Non full documentation	36,079	170,984	516,489	942,527	1,455,180
Sub-prime	—	316	74,832	224,678	771,360

Total HELOC — originations	$396,959	$659,741	$1,548,215	$2,792,758	$6,099,611

Total originations
Full documentation	$1,811,165	$17,243,345	$23,923,357	$20,455,333	$28,568,950
Non full documentation	43,986	1,322,379	6,293,607	9,883,011	11,570,909
Payment choice (option ARM)	—	—	63,270	774,044	1,100,583
Sub-prime	—	316	650,993	1,910,807	3,118,862

Total originations (c)	$1,855,151	$18,566,040	$30,931,227	$33,023,195	$44,359,304

(a)	Adjustable rate mortgage (ARM).

(b)	Includes originations of OTC construction loans.

(c)	2008, 2007, 2006, and 2005 include $.2 billion, $2.6 billion, $3.1 billion and $3.5 billion of OTC construction loan originations, respectively. There were no originations of OTC construction loans in 2009.

The following tabular information provides additional detail surrounding period-end balances of consumer real estate loans within the held to maturity (HTM) portfolio from 2005 through 2009:
HTM Loan Portfolio Detail — Consumer Real Estate

(Dollars in thousands)	2009	2008	2007	2006	2005

First liens — HTM:
Full documentation	$682,937	$732,439	$460,745	$449,848	$272,185
Non full documentation	383,645	373,502	20,394	18,979	6,556
Payment choice (Option ARM)	18,237	19,617	26,908	—	—
Sub-prime	848	1,226	2,373	2,569	71

Total first liens — HTM	$1,085,667	$1,126,784	$510,420	$471,396	$278,812

Second liens — HTM:
Full documentation	$1,912,747	$2,227,494	$2,398,247	$2,268,479	$2,223,855
Non full documentation	721,101	1,006,450	1,186,966	1,021,881	761,290
Sub-prime	—	656	248	776	—

Total second liens — HTM	$2,633,848	$3,234,600	$3,585,461	$3,291,136	$2,985,145

HELOC — HTM:
Full documentation	$2,908,790	$3,011,524	$3,026,204	$3,417,994	$3,904,141
Non full documentation	1,388,797	1,503,244	1,435,827	1,383,704	1,200,121

Total HELOC — HTM	$4,297,587	$4,514,768	$4,462,031	$4,801,698	$5,104,262

Pre-modification OTC — HTM
Full documentation	$71,448	$381,348	$974,504	$953,741	$1,027,946
Non full documentation	151,531	586,720	1,013,875	1,124,391	878,232
Payment choice (Option ARM)	6,508	12,730	19,910	7,001	18,883

Total pre-modification OTC — HTM	$229,487	$980,798	$2,008,289	$2,085,133	$1,925,061

Total HTM:
Full documentation	$5,575,922	$6,352,805	$6,859,700	$7,090,062	$7,428,127
Non full documentation	2,645,074	3,469,916	3,657,062	3,548,955	2,846,199
Payment choice (Option ARM)	24,745	32,347	46,818	7,001	18,883
Sub-prime	848	1,882	2,621	3,345	71

Total HTM	$8,246,589	$9,856,950	$10,566,201	$10,649,363	$10,293,280

Other retail	$121,526	$135,779	$144,019	$161,178	$168,413

Credit card receivables	$192,036	$189,554	$204,812	$203,307	$251,016

Total consumer loans	$8,560,151	$10,182,283	$10,915,032	$11,013,848	$10,712,709

Commercial, Financial, & Industrial Portfolio (C&I)
The following table provides the composition of the C&I portfolio by industry as of September 30, 2010. For purposes of this disclosure, industries are determined based on the North American Industry Classification System (NAICS) industry codes used by Federal statistical agencies in classifying business establishments for the collection, analysis, and publication of statistical data related to the U.S. business economy.
C&I Loan Portfolio by Industry

(Dollars in thousands)	September 30, 2010	Percent

Industry:
Finance & insurance	$1,363,010	19%
Mortgage warehouse lending	1,094,861	15%
Wholesale trade	550,042	8%
Real estate rental & leasing (a)	531,684	7%
Health care	472,817	6%
Manufacturing	466,101	6%
Construction-related (b)	356,929	5%
Retail trade	352,984	5%
Other (Transportation, Education, Arts, Entertainment, etc) (c)	2,148,032	29%

Total C&I Loan Portfolio	$7,336,460	100%

(a)	Leasing, rental of real estate, equipment, and goods.

(b)	Infrastructure and construction related businesses.

(c)	Industries included in this category each comprise less than 3 percent.
Significant loan concentrations are considered to exist for a financial institution when there are loans to numerous borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions. At September 30, 2010, no significant concentration existed in the C&I portfolio; however FHN has sizable portfolios in categories of finance and insurance and mortgage warehouse lending. Mortgage warehouse lending includes commercial lines of credit to qualified mortgage companies exclusively for the temporary warehousing of eligible mortgage loans prior to the borrower’s sale of those mortgage loans to third party investors. Generally, mortgage warehouse lending increases when there is a decline in mortgage rates resulting in increased borrower refinance volumes.
The finance and insurance subsection of this portfolio, including bank-related loans and trust preferred loans (“TRUPs”) (i.e., loans to bank and insurance-related businesses), has experienced stress due to the higher credit losses encountered throughout the financial services industry, limited availability of market liquidity, and the impact from economic conditions on these borrowers. On September 30, 2010, approximately 9 percent of the C&I portfolio, or 4 percent of total loans, was composed of bank-related loans and TRUPs.
TRUPs lending was originally extended as a form of “bridge” financing to participants in the pooled trust preferred securitization program offered primarily to smaller banking and insurance institutions through FHN’s capital markets operation. Accordingly, these loans were originally classified within loans held-for-sale upon funding. The underwriting criteria for trust preferred loans focused on current operating metrics, including liquidity, capital and financial performance ratios as well as borrowers’ observable credit spreads and debt ratings when available. In conjunction with the collapse of the collateralized debt obligation (CDO) market in late 2007, origination of trust preferred loans ceased in early 2008 and existing loans were moved from loans held-for-sale to FHN’s C&I portfolio in second quarter 2008. Individual TRUPs are re-graded quarterly as part of FHN’s commercial loan review process.

Typically, the terms of these loans include a prepayment option after a 5 year initial term (with possible triggers of early activation), have a scheduled 30 year balloon payoff, and include an option to defer interest for up to 20 consecutive quarters. Since the vast majority of trust preferred issuers to which FHN has extended credit have less than $15 billion in total assets, the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 is not expected to significantly affect future payoff rates for these loans. The risk of individual trust preferred loan default is somewhat mitigated by diversification within the trust preferred loan portfolio. The average size of a trust preferred loan is approximately $9 million.
Underwriting of other loans to financial institutions has been enhanced. Changes incorporated into the underwriting analysis for other loans to financial institutions include increased levels of onsite due diligence, review of the customer’s policies and strategies, assessment of management, assessment of the relevant markets, a comprehensive assessment of the loan portfolio, and a review of the allowance for loan losses (ALLL). Additionally, the underwriting analysis includes a focus on the customer’s capital ratios, profitability, loan loss coverage ratios, and regulatory status.
As of September 30, 2010, the unpaid principal balance (UPB) of trust preferred loans totaled approximately $465 million ($301 million of bank TRUPs and $164 million of insurance TRUPs) with the UPB of other bank-related loans totaling approximately $232 million. Inclusive of a remaining valuation allowance on TRUPs of $35.6 million, total reserves (ALLL plus the valuation allowance) for TRUPs and other bank-related loans were approximately $120 million or 17 percent of outstanding UPB.
Repurchase Obligations
The following supplements Table 19 — Active Pipeline Resolutions and Other Outflows and Table 16 — Rollforward of the Active Pipeline in FHN’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “Third Quarter 10-Q”). Total resolutions in Table 19 include both favorable and unfavorable resolutions and are reflected as “decreases” in Table 16 in the Third Quarter 10-Q. Generally, the UPB of a loan subject to a repurchase/make-whole claim or with open private mortgage insurance (PMI) issues remains in the active pipeline throughout the appeals process with a government-sponsored enterprise (GSE) or PMI company until parties agree on the ultimate outcome. The UPB of actual Repurchases, make-whole, settlement resolutions, which was $71.2 million during third quarter 2010, represents the UPB loans for which FHN has incurred a loss on the actual repurchase of a loan, or where FHN has reimbursed a claimant for economic losses incurred. When estimating the accrued liability, using loss factors based on actual historical experience, FHN has observed average loss severities ranging between 50 and 60 percent of the UPB of the repurchased loan or make-whole claim. When loans are repurchased or make-whole payments have been made, the associated loss content on the repurchase, make-whole, or settlement resolution is reflected as a net realized loss in Table 20 — Reserves for Repurchase and Foreclosure Losses in the Third Quarter 10-Q.
Rescissions or denials, which were $47.2 million in third quarter 2010, represent the amount of repurchase requests and make-whole claims where FHN was able to assert defenses to the claim and resolve without incurring losses. FHN has been successful in favorably resolving 40 to 50 percent of all actual repurchase/make-whole claims since third quarter 2008. Other, PMI, information requests, which was $28.2 million during third quarter 2010, includes providing information to claimant, issues related to PMI coverage, and other items. Resolutions in this category include both favorable and unfavorable outcomes with PMI companies, including situations where PMI was ultimately cancelled. While FHN has assessed the loans with PMI issues for loss content in estimating the repurchase liability, FHN will not realize loss (a decrease of the repurchase and foreclosure liability) unless a repurchase/make-whole claim is submitted and such request is unfavorably resolved. Consistent with the composition of the active repurchase and make-whole claims pipeline, 93 percent of the resolutions experienced during 2010 through September 30 have been attributable to loans sold to GSEs, primarily Fannie Mae.

Repurchase and Foreclosure Liability
Management considered the level and trends of repurchase requests as well as PMI cancellation notices when determining the adequacy of the repurchase and foreclosure liability. Although the pipeline of requests has been increasing, FHN also considered that a majority of these sales ceased in third quarter 2008 when FHN sold its national mortgage origination business. FHN has received the greatest amount of repurchase or make-whole claims, and associated losses, related to loans that were sold on a whole loan basis during 2006 and 2007. FHN compares the estimated losses inherent within the pipeline and the estimated losses resulting from the baseline model with current reserve levels. Changes in the estimated required liability levels are recorded as necessary. Generally, net realized losses related to first liens have averaged between 50 and 60 percent of the UPB of the loans repurchased or remitted make-whole payments. There are certain second liens and HELOCs subject to repurchase claims that are not included in the active pipeline as these loans were originated and sold through different channels. Liability estimation for potential repurchase obligations related to these second liens and HELOCs loans was determined outside of the methodology for loans originated and sold through the national legacy mortgage origination platform. In third quarter 2009, net realized losses on these second liens and HELOCs include a settlement of a substantial portion of its repurchase obligations for these loans through an agreement with the primary purchaser of HELOC and second lien loans. This settlement included the transfer of retained servicing rights associated with the applicable second lien and HELOC loan sales.
5. Stock Dividends
During 2010, FHN declared and distributed stock dividends. As a result, FHN has retrospectively applied the stock dividends distributed during 2010 and stock dividends expected to be distributed on January 1, 2011, to certain prior historical share data. The financial statements presented in Exhibit 99.2 and the following Selected Financial and Operating Data table reflect the effects of stock dividends distributed on April 1, 2010, July 1, 2010, October 1, 2010, and stock dividends expected to be distributed on January 1, 2011.
SELECTED FINANCIAL AND OPERATING DATA

(Dollars in millions except per share data)	2009	2008	2007	2006		2005		2004

Income/(loss) from continuing operations	$(245.6)	$(174.4)	$(153.8)	$267.8		$416.9		$425.0
Income/(loss) from discontinued operations, net of tax	(12.8)	(3.5)	2.5	212.0		21.7		20.7
Income/(loss) before cumulative effect of changes in accounting principle	(258.4)	(178.0)	(151.3)	479.8		438.6		445.7
Cumulative effect of changes in accounting principle, net of tax	—	—	—	1.3		(3.1)		—
Net income/(loss)	(258.4)	(178.0)	(151.3)	481.1		435.5		445.7
Income/(loss) available to common shareholders	(329.4)	(199.4)	(170.1)	462.7		424.7		445.7

Common Stock Data (a)
Earnings/(loss) per common share from continuing operations	$(1.35)	$(0.95)	$(1.14)	$1.67		$2.70		$2.84
Earnings/(loss) per common share	(1.41)	(0.96)	(1.13)	3.10		2.82		2.98
Diluted earnings/(loss) per common share from continuing operations	(1.35)	(0.95)	(1.14)	1.62		2.61		2.76
Diluted earnings/(loss) per common share	(1.41)	(0.96)	(1.13)	3.01		2.73		2.89
Cash dividends declared per common share	—	0.33	1.50	1.50		1.45		1.35
Year-end book value per common share	9.35	10.63	14.08	16.43		15.49		13.76
Closing price of common stock per share:
High	13.68	18.42	37.60	35.62		37.11		40.00
Low	6.52	4.20	15.00	30.99		29.27		34.65
Year-end	12.60	9.24	15.12	34.81		32.02		35.91
Cash dividends per common share/year-end closing price	N/A	3.6%	10.0%	4.3%		4.5%		3.8%
Cash dividends per common share/diluted earnings per common share	N/A	NM	NM	49.9%		53.1%		46.8%
Compound stock dividend rate declared per share	7.5320%	4.9547%	N/A	N/A		N/A		N/A
Price/earnings ratio	NM	NM	NM	11.6	x	11.7	x	12.4	x
Market capitalization	$2,974.5	$2,169.8	$2,293.5	$5,216.9		$4,852.0		$5,325.5
Average shares (thousands)	234,431	206,681	151,060	149,391		150,618		149,724
Average diluted shares (thousands)	234,431	206,681	151,060	153,592		155,648		154,193
Period-end shares outstanding (thousands)	236,098	234,784	151,687	149,887		151,515		148,285
Volume of shares traded (thousands)	1,256,124	1,658,045	583,647	221,933		204,374		218,177

Selected Average Balances
Total assets	$28,147.8	$34,422.7	$38,175.4	$38,764.6		$36,560.4		$27,305.8
Total assets-divestiture	—	182.3	123.1	—		—		—
Total loans, net of unearned income	19,579.3	21,660.7	22,106.7	21,504.2		18,334.7		15,440.5
Total loans held for sale-divestiture	—	110.4	117.8	—		—		—
Investment securities	2,852.1	2,964.0	3,380.2	3,481.5		2,906.2		2,471.1
Earning assets	25,373.9	30,426.2	33,405.4	34,042.3		31,976.2		23,740.3
Deposits	14,556.2	14,920.9	20,313.8	22,751.7		23,015.8		17,635.5
Total deposits-divestiture	—	48.8	95.3	—		—		—
Long-term debt	3,506.9	6,108.6	6,567.7	5,062.4		2,560.1		2,248.0
Common equity	2,365.6	2,534.1	2,423.5	2,423.0		2,177.0		1,905.5
Total equity	3,452.0	2,930.7	2,718.7	2,718.2		2,406.9		1,906.0

Selected Period-End Balances
Total assets	$26,068.7	$31,022.0	$37,015.5	$37,918.3		$36,579.1		$29,771.7
Total assets-divestiture	—	—	305.7	—		—		—
Total loans, net of unearned income	18,123.9	21,278.2	22,103.5	22,104.9		20,612.0		16,441.9
Total loans held for sale-divestiture	—	—	289.9	—		—		—
Investment securities	2,694.5	3,125.2	3,032.8	3,923.5		2,941.2		2,704.6
Earning assets	22,962.9	26,895.9	31,785.6	32,353.3		31,606.7		25,975.9
Deposits	14,867.2	14,241.8	17,032.3	20,213.2		23,317.6		19,757.0
Total deposits-divestiture	—	—	230.4	—		—		—
Long-term debt	2,891.1	4,767.7	6,828.4	5,836.4		3,437.6		2,616.4
Common equity	2,208.6	2,496.8	2,135.6	2,462.4		2,347.5		2,041.0
Total equity	3,302.5	3,574.6	2,430.9	2,757.7		2,642.8		2,041.4

Selected Ratios
Return on average common equity	(13.93)%	(7.87)%	(7.02)%	19.10%		19.51%		23.39%
Return on average assets	(0.92)	(0.52)	(0.40)	1.24		1.19		1.63
Net interest margin	3.06	2.95	2.82	2.93		3.08		3.61
Allowance for loan losses to loans	4.95	3.99	1.55	0.98		0.92		0.96
Net charge-offs to average loans	4.25	2.64	0.60	0.26		0.20		0.27
Total period-end equity to period-end assets	12.67	11.52	6.57	7.27		7.22		6.86
Tangible common equity to tangible assets	7.75	7.34	5.13	5.65		5.49		6.16

NM	- not meaningful

(a)	Shares restated to reflect stock dividends distributed through October 1, 2010, and expected to be distributed on January 1, 2011.
6. Disclosure revisions to Note 22 — Fair Value of Assets & Liabilities — Level 3 Rollforward
Upon investigating the composition of the reported amount of unrealized gains reported in the Level 3 Rollforward in Note 22 — Fair Value of Assets & Liabilities for Mortgage banking trading securities and MSR for the year ended December 31, 2009, FHN determined that the reported amounts reflect all fair value marks recognized for excess interest and MSR that were recorded during the year. However, throughout 2009, FHN executed sales of excess interest and MSR and also recognized a reclassification from excess interest to MSR. Upon review of the disclosure requirements of ASC 820-10-50, only unrealized gains associated with excess interest and MSR still held at the reporting date should have been included within the amount disclosed. Accordingly, FHN has determined that the appropriate amount of unrealized gains for trading securities to report for the year ended December 31, 2009, is $14.4 million. The appropriate amount of unrealized gains for MSR to report for the year ended December 31, 2009, is $69.4 million. FHN has determined that only amounts associated with excess interest and MSR were incorrectly reported within this disclosure and that this issue did not affect the reported amounts of realized and unrealized gains and losses reported in the Consolidated Statements of Income for the year ended December 31, 2009.

7. Selected Information from December 2010 Investor Presentation
The following information is provided in this Item 8.01 from the slide numbered 14, entitled Mortgage Repurchases: Pipeline & Reserve, which is included in Exhibit 99.1. Accordingly, the following information is filed herewith. However, the remaining information in Exhibit 99.1 is not being included in Item 8.01 and shall not cause Exhibit 99.1 to be “filed” or to be incorporated by reference into any of FHN’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act.
•	4Q overall repurchase activity as of 11/30/10 are generally consistent with management expectations

•	Currently no repurchase requests from private securitizations, no additional lawsuits

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit 99.1 is furnished pursuant to Item 7.01, is not to be considered “filed” under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and shall not be incorporated by reference into any of First Horizon National Corporation’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act. Exhibits 99.2, 99.3 and 99.4 are filed herewith.

Exhibit #	Description

99.1	Selected Slides from December 2010 Investor Presentation.

99.2	(a) Audited Consolidated Statements of Condition at December 31, 2009 and 2008, (b) Audited Consolidated Statements of Income for the years ended December 31, 2009, 2008 and 2007, (c) Audited Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2009, 2008 and 2007, (d) Audited Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007, and (e) notes.

99.3	Reports of Independent Registered Public Accounting Firm.

99.4	Consent of Independent Registered Public Accounting Firm.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST HORIZON NATIONAL CORPORATION

Date: December 13, 2010	By:	/s/ William C. Losch III
	Name:	William C. Losch III
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit #	Description

99.1	Selected Slides from December 2010 Investor Presentation.

99.2	(a) Audited Consolidated Statements of Condition at December 31, 2009 and 2008, (b) Audited Consolidated Statements of Income for the years ended December 31, 2009, 2008 and 2007, (c) Audited Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2009, 2008 and 2007, (d) Audited Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007, and (e) notes.

99.3	Reports of Independent Registered Accounting Firm.

99.4	Consent of Independent Registered Public Accounting Firm.